Exhibit 99.1

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. REPORTS
FISCAL 2018 THIRD QUARTER AND NINE MONTHS RESULTS

Company to host conference call on April 5, 2018, at 11:00 a.m. ET

Financial and Operational Highlights

*
Combined enrollment in graduate and doctoral programs increased 4.1% to 504 students during the FY 2018 third quarter (winter 2017-18 term) from the prior-year quarter. The Company saw year-over-year growth in its military, online, graduate and Canada credit hour enrollments.

*
Students enrolled in 57,434 credit hours in the FY 2018 third quarter, an 8.3% decrease from 62,607 credit hours during the prior winter term. Enrollment by total headcount decreased 18.2% from the prior-year period, to 5,981 students as of February 28, 2018, as a result of a decrease in continuing education and undergraduate & diploma students. Continuing education enrollment numbers have steadily decreased in recent terms due to the discontinuation of NAU’s workforce development initiative to allow greater focus on other long-term enrollment growth areas. Excluding these students who enrolled in one-off courses, enrollment decreased 15.9% year over year. However, credit hours per student increased to 9.6 in the winter 2017-18 term, compared to 8.6 in the prior winter term and 9.5 in the fall 2017 term.

*
During the winter 2017-18 term, NAU accepted and enrolled 450 students in accordance with the previously announced transfer agreement with Zenith Education Group, which operates Altierus Career College and Everest University. NAU is providing degree completion opportunities for former Zenith students who enrolled in approximately 6,000 credit hours during the term.

*
The Company completed the Henley-Putnam University asset purchase transaction in March 2018.

*
The Company is consolidating several underutilized physical locations into existing operations, which is expected to have minimal impact on the student population and is anticipated to result in approximately $11.6 million in annual savings based on January 2018 expense levels and pending exits of lease obligations.

*
FY 2018 third quarter total revenue was $18.2 million, compared to $21.3 million in the prior-year period. The Company’s total academic segment revenue was $17.9 million in the FY 2018 third quarter, compared to $21.0 million in the prior-year period.

*
FY 2018 third quarter net loss attributable to the Company was $(3.7) million, compared to $(2.5) million in the prior-year period, primarily as a result of decreased revenue on lower enrollment, investments in strategic growth initiatives, and $1.1 million in asset impairment charges primarily related to leasehold improvements at certain locations.

*
Balance sheet at February 28, 2018, included cash and cash equivalents and investments of $4.6 million, taxes receivable of $2.4 million, working capital of $1.3 million, no outstanding long-term debt, and stockholders’ equity of $17.8 million.

Rapid City, South Dakota, April 4, 2018 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University (“NAU” or the “University”), a regionally accredited, proprietary, multi-location institution of higher learning, today reported unaudited financial results for its fiscal 2018 third quarter and nine months ended February 28, 2018.

National American University Holdings Inc.	Page 2
April 4 2018

Management Commentary

Ronald L. Shape, Ed.D., President and Chief Executive Officer of the Company, stated, “During the winter 2017-18 term, we worked diligently with Zenith Education Group to enroll 450 students into NAU and are in touch with additional students who have expressed interest in completing their studies at our institution. We continued to see year-over-year growth in graduate and doctoral enrollments, and were pleased to welcome another new cohort of doctoral candidates in Ohio in the winter term. Last month, we completed the Henley-Putnam University asset purchase transaction. We are excited to now offer high-demand course offerings in the areas of intelligence, counterterrorism, and strategic security through NAU’s Henley-Putnam School of Strategic Security, which is now part of the College of Military Studies. We are supporting students who were active in their Henley-Putnam coursework as of the date of closing and will work to transition students into the new NAU format as this next term begins. We anticipate everything to be fully integrated and transitioned by June 1, and look forward to supporting these new students through their academic journeys. Stabilizing and increasing enrollments has continued to be a major focus, and we expect the additional students from the recent developments with Zenith and Henley-Putnam, combined with the continued growth in our military, online, graduate, and Canada operations, to have a positive impact on future terms. Our second online enrollment center in Kansas City, Missouri, is now fully operational, and we anticipate this will help to drive growth in online, which our student population has increasingly gravitated towards.”

Dr. Shape continued, “On a related note, we recently announced strategic operational consolidations of several underutilized physical locations, which we expect will result in approximately $11.6 million in annual savings once we are able to exit the lease obligations. In doing so, we eliminated a majority of the expense related to lease obligations for these locations and made related staffing reductions, which accounts for approximately $3 million in savings annually. There was minimal disruption to affected students, and we have successfully transitioned students impacted by these consolidations into existing operations. We continue working to ensure students are receiving quality academic programming with the necessary support services they need to graduate and to succeed in the workplace after graduation. We believe the institution is now better positioned to capitalize on the growth in our enrollment drivers, which will pave the way for the Company to achieve positive cash flow and return to profitability.”

Operating Review

Enrollment Update

Total NAU student enrollment for the winter 2017-18 term was 5,981 students, compared to 7,314 during the prior winter term. Students enrolled in 57,434 credit hours, compared to 62,607 credit hours during the prior winter term. The current average age of NAU’s students continues to be in the mid-30s, with those seeking undergraduate degrees remaining the highest portion of NAU’s student population.

The following is a summary of student enrollment at February 28, 2018, and February 28, 2017, by degree level and by instructional delivery method:

	February 28, 2018 (Winter ’17-’18 Term)		February 28, 2017 (Winter ’16-’17 Term)
	No. of Students	% of Total	No. of Students	% of Total
Continuing Ed	-	0.0%	202	2.8%
Doctoral	111	1.9%	98	1.3%
Graduate	393	6.6%	386	5.3%
Undergraduate & Diploma	5,477	91.6%	6,628	90.6%

Total	5,981	100.0%	7,314	100.0%

	No. of Credits	% of Total	No. of Credits	% of Total
On-Campus	5,910	10.3%	11,642	18.6%
Online	46,229	80.5%	46,491	74.3%
Hybrid	5,295	9.2%	4,474	7.1%

Total	57,434	100.0%	62,607	100.0%

Financial Review

The Company, through its wholly owned subsidiary, operates in two business segments: academics, which consists of NAU’s undergraduate, graduate, and doctoral education programs and contributes the primary portion of the Company’s revenue; and ownership in and development of multiple apartments and condominium complexes from which it derives sales and rental income. The real estate operations generated approximately 1.9% of the Company’s revenue for the quarter ended February 28, 2018.

National American University Holdings Inc.	Page 3
April 4 2018

Fiscal 2018 Third Quarter Financial Results

●
Total revenue for the FY 2018 third quarter was $18.2 million, compared to $21.3 million in the prior-year period. Of this amount, academic tuition revenue was $16.9 million, compared to $20.2 million in the prior-year period, and auxiliary (bookstore) revenue was $1.0 million for the FY 2018 third quarter, compared to $0.9 million in the prior-year period. This decrease in academic revenue was primarily a result of a decrease in enrollment, which was partially offset by the new NAU Tuition Advantage plan that was approved by NAU’s board of governors in November 2016 and became effective in March 2017.

●
Educational services expense for the FY 2018 third quarter decreased to $6.2 million, or 34.9% of total academic segment revenue, from $7.6 million, or 36.2%, in the prior-year period. Educational services expense specifically relates to academics and includes salaries and benefits of faculty and academic administrators, costs of educational supplies, faculty reference and support material and related academic costs.

●
SG&A expenses for the FY 2018 third quarter decreased to $13.8 million, or 75.8% of total revenue, from $15.3 million, or 71.8%, in the prior-year period. The percentage increase was primarily a result of fixed costs on a decreasing revenue base and additional expense to launch new programs and transfer programs for closing institutions. Expenses related to growth initiatives such as the College of Military Studies, Canada enrollments, and the new online enrollment center totaled $1.8 million in the FY 2018 third quarter, compared to $0.5 million for the same initiatives in the prior-year period.

●
Loss before income taxes and non-controlling interest for the FY 2018 third quarter was $(3.8) million, compared to $(2.4) million in the prior-year period, primarily as a result of decreased revenue on lower enrollment, as well as increased operating expenses related to $1.1 million in asset impairment charges primarily related to the strategic consolidations of several underutilized physical locations.

●
Net loss attributable to the Company for the FY 2018 third quarter was $(3.7) million, or ($0.15) per diluted share based on 24.3 million shares outstanding, compared to net loss attributable to the Company of $(2.5) million, or ($0.10) per diluted share based on 24.2 million shares outstanding, in the prior-year period, primarily as a result of the reasons mentioned above.

●
Losses before interest, tax, and depreciation and amortization (“LBITDA”) for the FY 2018 third quarter were ($2.4) million, compared to LBITDA of ($0.9) million in the prior-year period. A table reconciling EBITDA/LBITDA to net loss can be found at the end of this release.

●
Adjusted LBITDA, which excludes loss on disposition of property, for the FY 2018 third quarter was $(1.4) million, compared to LBITDA of ($0.9) million in the prior-year period. A table reconciling Adjusted EBITDA/LBITDA to net loss can be found at the end of this release.

Fiscal 2018 Nine Months Financial Results

●
Total revenues for the first nine months of FY 2018 were $58.0 million, compared to $64.4 million in the prior-year period. Of this amount, total academic segment revenue was $56.5 million, compared to $63.6 million in the prior-year period, as a result of the decrease in enrollment. The Company continues to execute on its strategic plan, which includes growing enrollments at its current existing locations by investing in new program development and expansion, academic advisor support, and student retention initiatives, while adjusting operation size to be in line with the needs of its student population.

●
NAU’s educational services expense for the first nine months of FY 2018 was $19.5 million, or 34.6% of the total academic segment revenue, compared to $20.6 million, or 32.4%, in the prior-year period.

●
During the first nine months of FY 2018, SG&A expenses decreased to $44.6 million, or 76.9% of total revenues, compared to $47.2 million, or 73.3%, in the prior-year period.

●
Loss before income taxes and non-controlling interest for the first nine months of FY 2018 was $(11.5) million, compared to loss before income taxes and non-controlling interest of $(6.6) million in the prior-year period, primarily as a result of decreased revenues offset by lower SG&A expenses.

●
Net loss attributable to the Company during the first nine months of FY 2018 was $(11.3) million, or $(0.47) per diluted share based on 24.2 million shares outstanding, compared to net loss attributable to the Company of $(5.3) million, or $(0.22) per diluted share based on 24.1 million shares outstanding, in the prior-year period.

National American University Holdings Inc.	Page 4
April 4 2018

●
LBITDA for the first nine months of FY 2018 was $(7.4) million, compared to LBITDA of $(2.1) million in the prior-year period. A table reconciling EBITDA/LBITDA to net loss can be found at the end of this release.

●
Adjusted LBITDA, which excludes loss on disposition of property, for the first nine months of FY 2018 was $(5.3) million, compared to LBITDA of ($2.1) million in the prior-year period. A table reconciling Adjusted EBITDA/LBITDA to net loss can be found at the end of this release.

Balance Sheet Highlights
(in millions except for percentages)	2/28/2018	5/31/2017	% Change
Cash and Cash Equivalents/Investments	$4.6*	$16.2	(71.3)%
Working Capital	1.3	11.2	(88.3)%
Other Long-term Liabilities	2.9	4.0	(28.4)%
Stockholders’ Equity	17.8	29.9	(40.7)%

*Decrease in cash was primarily the result of expenditures related to lease terminations, operating loss, and dividends.

Conference Call Information

Management will discuss these results in a conference call (with accompanying presentation) on Thursday, April 5, 2018, at 11:00 a.m. ET.

The dial-in numbers are:
(877) 407-9078 (U.S.)
(201) 493-6745 (International)

Accompanying Slide Presentation and Webcast
The Company will have an accompanying slide presentation available in PDF format at the “Investor Relations” section of the NAU website at http://investors.national.edu. The presentation will be made available 30 minutes prior to the conference call. In addition, the call will be simultaneously webcast over the Internet via the “Investor Relations” section of the NAU website or by clicking on the conference call link: http://national.equisolvewebcast.com/q3-2018.

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University, a regionally accredited, proprietary, multi-location institution of higher learning offering associate, bachelor’s, master’s, and doctoral degree programs in technical and professional disciplines. Accredited by the Higher Learning Commission, NAU has been providing technical and professional career education since 1941. NAU opened its first location in Rapid City, South Dakota, and has since grown to multiple locations in several U.S. states. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company's business. Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current beliefs and expectations and involve a number of assumptions. These forward-looking statements include outlooks or expectations for earnings, revenue, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition. Specifically, forward-looking statements may include statements relating to the future financial performance of the Company; the ability to continue to receive Title IV funds; the growth of the market for the Company’s services; expansion plans and opportunities; consolidation in the market for the Company’s services generally; and other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions. These forward-looking statements involve a number of known and unknown risks and uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by those forward-looking statements. Other factors that could cause the Company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, which the Company filed on August 4, 2017, and in its other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

Contact Information:
National American University Holdings, Inc.
Dr. Ronald Shape
605-721-5220
rshape@national.edu

Investor Relations Counsel
The Equity Group Inc.
Carolyne Y. Sohn
415-568-2255
csohn@equityny.com

Adam Prior
212-836-9606
aprior@equityny.com

National American University Holdings Inc.	Page 5
April 4 2018

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE NINE MONTHS AND THREE MONTHS ENDED FEBRUARY 28, 2018 AND 2017
(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2018	2017	2018	2017
REVENUE:
Academic revenue	$16,923	$20,158	$53,607	$59,872
Auxiliary revenue	955	891	2,930	3,699
Rental income — apartments	349	282	1,049	873
Condominium sales	-	-	455	-

Total revenue	18,227	21,331	58,041	64,444

OPERATING EXPENSES:
Cost of educational services	6,234	7,629	19,545	20,594
Selling, general and administrative	13,817	15,321	44,633	47,228
Auxiliary expense	686	591	2,079	2,694
Cost of condominium sales	-	-	427	-
Loss on lease termination	-	-	362	-
Loss on impairment and disposition of property	1,076	2	2,071	8

Total operating expenses	21,813	23,543	69,117	70,524

OPERATING LOSS	(3,586)	(2,212)	(11,076)	(6,080)

OTHER INCOME (EXPENSE):
Interest income	14	28	63	77
Interest expense	(211)	(211)	(628)	(639)
Other income — net	8	14	95	83

Total other expense	(189)	(169)	(470)	(479)

LOSS BEFORE INCOME TAXES	(3,775)	(2,381)	(11,546)	(6,559)

INCOME TAX BENEFIT (EXPENSE)	83	(143)	268	1,254

NET LOSS	(3,692)	(2,524)	(11,278)	(5,305)

NET INCOME ATTRIBUTABLE TO NON-CONTROLLING	(15)	(12)	(34)	(39)
INTEREST

NET LOSS ATTRIBUTABLE TO NATIONAL AMERICAN
UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES	(3,707)	(2,536)	(11,312)	(5,344)

OTHER COMPREHENSIVE (LOSS) INCOME, NET OF TAX
Unrealized gains (losses) on investments, net of tax benefit (expense)	11	3	4	(2)
COMPREHENSIVE LOSS ATTRIBUTABLE TO
NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.	$(3,696)	$(2,533)	$(11,308)	$(5,346)

Basic net loss attributable to National American University	$(0.15)	$(0.10)	$(0.47)	$(0.22)
Holdings, Inc.
Diluted net loss attributable to National American University	$(0.15)	$(0.10)	$(0.47)	$(0.22)
Holdings, Inc.
Basic weighted average shares outstanding	24,269,158	24,177,979	24,222,864	24,146,643
Diluted weighted average shares outstanding	24,269,158	24,177,979	24,222,864	24,146,643

National American University Holdings Inc.	Page 6
April 4 2018

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF FEBRUARY 28, 2018 AND MAY 31, 2017
(In thousands, except share and per share amounts)
	February 28,	May 31,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,638	$11,974
Available for sale investments	$-	$4,183
Student receivables — net of allowance of $686 and $1,195 at February 28, 2018
and May 31, 2017, respectively	$3,586	$2,895
Other receivables	$724	$458
Income taxes receivable	$2,397	$2,301
Prepaid and other current assets	$1,638	$1,649
Total current assets	$12,983	$23,460
Total property and equipment - net	$27,194	$31,318
OTHER ASSETS:
Restricted certificate of deposit	$1,250	$-
Condominium inventory	$190	$621
Land held for future development	$229	$229
Course development — net of accumulated amortization of $3,465 and $3,322 at
February 28, 2018 and May 31, 2017, respectively	$812	$1,111
Other	$597	$853
Total other assets	$3,078	$2,814
TOTAL	$43,255	$57,592

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of capital lease payable	$367	$331
Accounts payable	$2,643	$3,076
Dividends payable	$-	$1,094
Income taxes payable	$105	$113
Deferred income	$3,312	$1,691
Accrued and other liabilities	$5,240	$5,906
Total current liabilities	$11,667	$12,211
DEFERRED INCOME TAXES	$-	$194
OTHER LONG-TERM LIABILITIES	$2,870	$4,010
CAPITAL LEASE PAYABLE, NET OF CURRENT PORTION	$10,957	$11,237
COMMITMENTS AND CONTINGENCIES (Note 9)
STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par value (50,000,000 authorized; 28,670,095 issued and
24,330,914 outstanding as of February 28, 2018; 28,557,968 issued and 24,224,924
outstanding as of May 31, 2017)	$3	$3
Additional paid-in capital	$59,258	$59,060
Accumulated deficit	$(19,024)	$(6,622)
Treasury stock, at cost (4,339,181 shares at February 28, 2018 and 4,333,044
shares at May 31, 2017)	$(22,494)	$(22,481)
Accumulated other comprehensive loss, net of taxes - unrealized loss
on available for sale securities	$-	$(4)
Total National American University Holdings, Inc. stockholders' equity	$17,743	$29,956
Non-controlling interest	$18	$(16)
Total stockholders' equity	$17,761	$29,940
TOTAL	$43,255	$57,592

National American University Holdings Inc.	Page 7
April 4 2018

The following table provides a reconciliation of net loss attributable to the Company to EBITDA/LBITDA and Adjusted EBITDA/LBITDA:

	Three Months Ended February 28,		Nine Months Ended February 28,
	2018	2017	2018	2017
	(dollars in thousands)
Net Loss attributable to the Company	$(3,707)	$(2,536)	$(11,312)	$(5,344)
Income attributable to non-controlling interest	15	12	34	39
Interest Income	(14)	(28)	(63)	(77)
Interest Expense	211	211	628	639
Income Tax (Benefit) Expense	(83)	143	(268)	(1,254)
Depreciation and Amortization	1,137	1,260	3,577	3,857

EBITDA (LBITDA)	$(2,441)	$(938)	$(7,404)	$(2,140)

Loss on disposition of property	1,076	2	2,071	8
Adjusted EBITDA (LBITDA)	$(1,365)	$(936)	$(5,333)	$(2,132)

EBITDA/LBITDA consists of income attributable to the Company, less income from non-controlling interest, plus loss from non-controlling interest, minus interest income, plus interest expense (which is not related to any debt but to the accounting required for the capital lease), plus income taxes, plus depreciation and amortization. The Company uses EBITDA/LBITDA as a measure of operating performance. Adjusted EBITDA/LBITDA consists of EBITDA/LBITDA plus loss on disposition of property. However, neither EBITDA/LBITDA nor Adjusted EBITDA/LBITDA is a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing its operating performance, investors should use EBITDA/LBITDA and Adjusted EBITDA/LBITDA in addition to, and not as alternatives for, income as determined in accordance with GAAP. Because not all companies use identical calculations, the Company’s presentation of EBITDA/LBITDA and Adjusted EBITDA/LBITDA may not be comparable to similarly titled measures of other companies and is therefore limited as a comparative measure. Furthermore, as an analytical tool, EBITDA/LBITDA and Adjusted EBITDA/LBITDA have additional limitations, including that (a) they are not intended to be a measure of free cash flow, as they do not consider certain cash requirements such as tax payments; (b) they do not reflect changes in, or cash requirements for, its working capital needs; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA/LBITDA and Adjusted EBITDA/LBITDA do not reflect any cash requirements for such replacements, or future requirements for capital expenditures or contractual commitments. To compensate for these limitations, the Company evaluates its profitability by considering the economic effect of the excluded expense items independently as well as in connection with its analysis of cash flows from operations and through the use of other financial measures.

The Company believes EBITDA/LBITDA and Adjusted EBITDA/LBITDA to be useful to an investor in evaluating its operating performance because they are widely used to measure a company’s operating performance without regard to certain non-cash expenses (such as depreciation and amortization) and expenses that are not reflective of its core operating results over time. The Company believes EBITDA/LBITDA and Adjusted EBITDA/LBITDA present meaningful measures of corporate performance exclusive of its capital structure, the method by which assets were acquired and non-cash charges, and provides us with additional useful information to measure its performance on a consistent basis, particularly with respect to changes in performance from period to period.